UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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Filed by a Party other than the Registrant  ☐
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☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12
Comstock Holding Companies, Inc.
(Name of Registrant as Specified In Its Charter)

 (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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COMSTOCK HOLDING COMPANIES, INC.

SUPPLEMENT TO PROXY STATEMENT DATED APRIL 30, 2025
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 11, 2025

This proxy statement supplement (this “Supplement”), dated May 6, 2025, supplements and clarifies the definitive proxy statement (the “Proxy Statement”) filed by Comstock Holding Companies, Inc. (the “Company”) with the Securities and Exchange Commission for the upcoming Annual Meeting of Stockholders to be held on June 11, 2025 (the "Annual Meeting"). The Company is supplementing the Proxy Statement to clarify the voting standards, the effect of abstentions, and the effect of broker non-votes for certain of the proposals described in the Proxy Statement.

The voting standards applicable to such proposals and descriptions of the effect of abstaining from voting, and the effect of broker non-votes are supplemented and clarified in this Supplement below:

Voting Requirements, Abstentions and Broker Non-Votes
For Proposals 2, 3, 4, and 5, the affirmative vote of the holders of a majority of the voting power of the issued and outstanding stock of the Company entitled to vote thereon, present and voting, in person or represented by proxy, will be required. As such, abstentions will not have any effect on the outcome of proposals 2-5.

For Proposal 6, approval of the Proposed Rights Agreement Amendment, the affirmative vote of the holders of a majority of the voting power of the issued and outstanding stock of the Company entitled to vote on the matter and the affirmative vote of the holders of a majority of the outstanding shares of the Company’s Class B common stock, voting as a separate class, will be required. For Proposal 6, abstentions will have the effect of a vote “against” the proposal.

For Proposals 1, 3, 4, and 5, broker non-votes will not have any effect on the outcome of such proposals. For Proposal 6, broker non-votes will have the effect of a vote “against” Proposal 6.

This Supplement should be read in conjunction with the Proxy Statement. Except as specifically supplemented by the information herein, this Supplement does not modify any other information in the Proxy Statement or the proxy card as originally filed. Please note that any proxy card that you received has not changed and may still be used to vote your shares in connection with the Annual Meeting.

If you have already returned your proxy card or provided voting instructions, you do not need to take any action unless you wish to change your vote. If you have submitted a proxy and wish to change your vote, you may revoke your proxy and change your vote by following the revocation instructions on page 3 of the Proxy Statement in the section titled “Revocability of Proxies.” This Supplement does not change the proposals to be acted upon at the Annual Meeting, which are described in the Proxy Statement.